Exhibit 99.2
INSITUFORM TECHNOLOGIES, INC.
Moderator:  Joe Burgess
April 26, 2011
9:30 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the Insituform Technologies, Inc. first quarter earnings conference.  At this time all participants are in a listen only mode.  Later we’ll have a question and answer session and instructions will follow at that time.  If anyone should require assistance during the conference, please press star then zero on your touchtone telephone.

As a reminder, today's conference is being recorded.  Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our Web site, insituform.com.

During this conference call we'll be making forward-looking statements which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

Now, I'll turn the conference over to Insituform's President and CEO, Mr. Joe Burgess. Sir, you may begin.

Joe Burgess:	Good morning, and welcome to Insituform's conference call for our first quarter 2011 results.

Joining me on today's call are David Martin, Chief Financial Officer; David Morris, General Counsel and Chuck Voltz, Senior Vice President, North American Rehabilitation.

Let me start, as always, by highlighting some key performance areas for the quarter and the balance of the year, after which we should have plenty of time for questions.

First quarter results of 8 cents per diluted share are well off 2010 performance of 22 cents per diluted share and our own internal budget of 27 cents per diluted share, due primarily to the significant impact the severe weather conditions had on our North American Sewer Rehabilitation market.  During the first quarter, the severe weather forced a loss of over 400 crew days of production which made it impossible to efficiently utilize our crews, wet out, and manufacturing facilities.  This created a high level of unabsorbed fixed costs which drove an operating loss in the segment for the quarter.

I will speak to these issues in greater detail in a minute, but given the difficult start for NAR, we have obviously been grinding on the balance of the year to determine if we will be able to stay within our guidance range.  Based on this work, we confirm our 2011 guidance of between $1.75 and $1.90 per diluted share.

Back to NAR, as our press release indicates, the severe weather created both direct and indirect negative effects on the quarterly results.  These effects are in four primary buckets.  First, a revenue miss of close to $10 million, driving a $2.2 million gross margin reduction.

Second, the loss of over 400 crew days, double what was anticipated, pushed our active crew count down to an effective number of 60.  This greater than 20 percent reduction in crew capability stranded close to $2.8 million in idle equipment and labor across our crew, wet-out, and manufacturing vertical.  We reduced a significant amount of cost, particularly in the West Region, but maintained most of our capability reflecting our backlog requirements and a strong bid table in the second and third quarters.

Third, the severe weather drove an adverse change in mix.  During the first quarter, 85 percent of footage was small diameter, compared to 80 percent last year.  For most of the quarter it was simply not possible to mobilize in a sustained way for larger diameter work.  The lower revenue per foot due to the mix change contributed $1.7 million to the shortfall.

Lastly, manufacturing produced 590,000 fewer feet than in 2010.  We decided against manufacturing stock products for inventory, preferring to get closer to the 2Q and 3Q bid table to make that assessment.  Reduced manufacturing production reduced margins by another $1.2 million.

Additionally, the fact that the weather was spread over four distinct storms made it difficult to mobilize for long production runs, hampering revenue and adding to our costs.

While I can't technically blame bid deferrals on the weather, we did see a reduction in bid releases over the quarter which has manifested in a small reduction in our backlog.  That has also manifested in an enormous bid table for the second and third quarters.  Acquisitions are up significantly in April, and we are tracking approximately $220 million of mostly bid work for May and June.  We are also encouraged that more than 30 percent of this work appears to be in projects valued greater than $2.5 million.  This increased order size should allow us to be more efficient over the summer construction months, facilitating the recovery in NAR's financials.

In summary, the weather clearly hampered us in the first quarter in our North American Sewer Rehabilitation market.  In studying our balance of the year prospects, we believe that NAR will recover some but not all of its planned position.  The most likely scenario is that NAR will produce operating income modestly above last year's results.

Staying with our sewer rehabilitation businesses, both our European and Asia-Pacific businesses posted significant year-over-year improvements.  In Europe operating income grew $670,000 on the strength of revenue growth in the Netherlands, Switzerland, and third-party tube sales to Eastern Europe.  Our Netherlands business completed its large 36-inch InsituMain® project in Zoetermeer.  While a pressure sewer, it is an important demonstration project for InsituMain® on the Continent.

We have been disappointed to date with the pace of recovery in the U.K. and French markets.  In the U.K. we are now in the second year of the five-year asset management cycle and have seen only a modest uptick in the capital spending.  This is expected to improve dramatically in the second and the third quarters.

In France, revenues are down as we continue to try to push out of our traditional markets in the North in favor of higher spend Paris and Southern France markets.  In Germany, acquisitions were up 60 percent over 2010, indicating a further strengthening of the market.  Our glass line is in final phase testing and should be commercially available by July for sales into the German market.

We continue to expect significant profitability improvement from the European segment in 2011.

In Asia-Pacific, we achieved a modest operating profit for the quarter, which was roughly $1 million better than 2010.  A primary improvement area was in India, due to the non-recurrence of a customer-driven cost overrun last year.  We have been working on our submission for the long awaited re-release of the Old Rhortak and Shakurbasti bids, which are due to be submitted on April 28th and May 19th, respectively.

These projects represent between $15 and $20 million of lining work and we continue to be confident in our chances to recapture this work.  We continue to work on the early stages of our project in Utter Pradesh and expect to submit our first bids in Mumbai during the second quarter.

Our overall cost position in India has been reduced significantly as we have focused the Joint Venture on CIPP lining only.  Our partner, SPML, and other contracting partners will be managing the general contracting portion of future contracts, including cleaning, open cut requirements and bypass manning requirements.  This, along with the recent improvement in cash collections on the soon to be completed Jail Road Project, is greatly improving the working capital situation in India.

The balance of our Asian business started the year as expected.  One notable exception would be Australia, which started the year very strongly.  In addition to our large base contract in Sydney performing well, we continue to expand our business in Brisbane and Melbourne.  The recent flooding is also driving greatly expanded bidding opportunities in Queensland.  We should easily push beyond $20 million in revenues in Australia this year, with continued robust growth prospects.

Singapore and Hong Kong continue to work on existing contracts, while preparing for the summer bid season.  On balance, while still frustrated by the slow bid table in India, we feel good about our ability to drive significantly improved earnings in this geography.

Our Water segment posted a modest loss for the first quarter, also plagued by weather and bid delays.  While we have yet to show improved results, I am increasingly positive about our prospects in 2011.  Oddly, some of my increased enthusiasm stems from a lost bid in Montreal earlier in the year.  This $12.5 million bid was lost by 3 percent.  It contained a very heavy subcontracting component, however, and we believe that our lining pricing was very competitive.

Additionally, we have continued to refine our production efficiency in terms of shot frequency and length, lowering our cost position further.  As we continue to refine our working relationships with dig contractors that will supplement almost all of these bids in almost all geographies, I believe our competitiveness will increase, producing success at the bid table.

The bid table for this market, in no small part driven by our product demonstration work in 2009 and 2010, is increasingly robust.  We have already added acquisitions in April and have visibility to over $8 to $10 million in additional bids in April and May.  What is emerging in Water is a $6 to $8 million monthly bid table that will start to spur the market growth we have anticipated over the last several years.

Turning to Energy and Mining, the segment got off to a good start across all business units.  I'll get to the details in a minute, but I first want to talk about the joint ventures announced yesterday with Wasco Energy, a company based in Kuala Lumpur, Malaysia, specializing in pipe coating and insulation products.  They are generally recognized as the number two pipe coater in the world.  These joint ventures have the potential to greatly increase both the offshore opportunity for Bayou Coatings and the growth of our Tite Liner® and Corrpro offerings in the Asia-Pacific.

In New Iberia, Bayou Wasco Insulation Technologies will provide energy customers with a wide range of thermal insulation coating services, including polyurethane foam and syntactic polypropylene.  These technologies are important as they service the markets greater than 3,000 feet in depth, where most of the additional reserves in the Gulf are located.  While the permitting moratorium has been lifted, permits have only recently begun to be issued.  With our pace of cost inquiries increasing, we felt it important to make sure that Bayou could present a full complement of coating and insulation services to the marketplace.  We will be working on the details for capitalizing the joint venture in the coming weeks.

The second joint venture, based in Singapore, will focus on a much more rapid exposure of our products offered by United Pipeline Systems and Corrpro to Asian markets through the operational, sales and logistics capability of Wasco Energy in Asia.  As we have discussed previously, our Tite Liner® product has been successful globally when we were able to get its stellar performance track record in front of technical decision makers.

We also believe that Corrpro can build on its North American success by developing vehicles to access high growth markets in Asia and the Middle East.  Access to Wasco Energy’s sales and logistics capabilities is an excellent vehicle to accelerate this growth.  We are excited about the growth opportunities in both of these markets and will have additional updates as we make these ventures operational.

As I mentioned earlier, the Energy and Mining platform got off to a good start and was led by a record quarter for UPS.  UPS's Canadian operations produced record results in the quarter, and the South American business produced record revenues.  We believe that the momentum will continue throughout the year as backlog remains strong in all geographies.  We also successfully recaptured a key mining contract in Australia, essentially doubling its value, and continue to execute on our smaller initial projects in the Middle East.  UPS, which produced a record result for revenue and operating profit in 2010, should easily exceed those figures in 2011.

Corrpro also started well, producing revenue consistent with expectations and maintaining its strong backlog position.  Canadian operations continue to be a highlight.  I identified in my year-end remarks that Corrpro needed to learn how to use its scale in the marketplace.  Early analysis suggests that we will be able to drive additional cost out of the organization to the tune of $2 to $3 million annually.  We expect solid growth from Corrpro and improved margin performance for the balance of the year.

Bayou also achieved a solid start, although as always, there are a lot of moving parts.  New Iberia experienced lower margins on smaller diameter work, but Baton Rouge remained busy based on wrapping up external jobs and internal volume from the Stupp mill.

Canadian coating operations were solid, and we continue to expect solid growth from a year ago.  We will complete the insulation line in Canada soon and expect our first orders later in the year.  Bidding activity has been very strong.  Bayou's ancillary businesses, CCSI, specialty coatings and welding operations met expectations.

Overall, a solid start for E&M.  All businesses had some gross margin compression related to mix issues that are not expected to persist.  More importantly, we see very strong market opportunities across the platform which will produce significant growth over our 2010 results.

So, all in all, this was obviously not the quarter we wanted or expected.  However, as I mentioned earlier, we have spent considerable time grinding on the balance of the year to make sure that we can achieve our guidance.  Our view is that we can, and we confirm our guidance of between $1.75 and $1.90 per share.

We expect NAR to recover based on existing backlog, a robust second and third quarter bid table and improving execution.  That being said, we see only modest improvement in year-over-year profitability.

We expect our European and Asia-Pacific segments to grow revenue and contribute meaningful growth at the operating and income level.

We expect our Energy and Mining platform to produce significant upside as we move through the year. We look for another record year from UPS, a record year from Corrpro, and a solid year from Bayou.

We expect to move quickly with our new JV partner, Wasco Energy, to position Bayou Wasco as the leading provider of coating and insulation services in the Gulf of Mexico.  We also expect to capitalize on Wasco's sales and logistics capabilities to accelerate the growth of United Pipeline and Corrpro in Asia.

We expect to deliver on the earnings and return growth that we committed to our shareholders.

That's it. As always, thank you for your continued interest in Insituform, and now we'll be happy to take your questions.

Operator:
Ladies and gentlemen, if you have a question at this time, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Again, if you do have a question, please press star then one at this time.

And our first question comes from the line of Arnie Ursaner from CJS Securities. Your line is open.

Arnie Ursaner:	Hi, good morning. My first question, in your guidance I assume there is no contribution or negative impact from the Wasco Energy JV?

Joe Burgess:	No, there's not.

Arnie Ursaner:	OK.

Joe Burgess:
I would think a good result for 2011 for that JV would be certainly to take the decisions that relate to facilities that will be needed in New Iberia so that we can support the offshore markets fully in 2012, and then of course we would hope to complete the technology transfer process for Corrpro products and United Pipeline products in the Asian markets and hopefully get that sales force out in the field and start to acquire backlog by the end of the year.

Arnie Ursaner:	In your written remarks you mentioned that you had already won a number of new large projects in North American Rehab in April. Can you quantify the impact of those?

Joe Burgess:	Our acquisitions in April have been very strong. I think just past the middle of the month we were already over $30 million, Chuck, for overall acquisitions?

Chuck Voltz:	Yes.

Joe Burgess:
Which is a good pace for April.  And then, of course, as I mentioned, our bid table looks very robust with over $100 million slated for bid, and this is just on the sewer side, for both May and June.  And, as I said in the remarks, we're equally encouraged that over 30 percent of that work is in what we call larger projects, over $2.5 million, and of course that allows us to be much more efficient when it comes to the project management aspects of our business.

Arnie Ursaner:
So my final question, you mentioned – again, in various times, we've seen some delays in some contract signings in both NAR, International, and in Water, and we've also had some horrendous weather in the Midwest.  How should we be thinking about Q2 given the delays in contracts, your fixed cost, and the weather impact we've already seen this quarter?

Joe Burgess:
Well, obviously, we've been looking at that and grinding to come to grips with what the overall balance of the year is going to look like.  I think Q2 is basically going to look like 2010.  We have a ranged forecast really kind of based on – with the swing item being NAR, as they get kind of back in the saddle and unlimber their crew structure they're starting to grind back-up to a higher level of crews to deal with the backlog.  So that range – what did we do $0.40 last year, David?

David Martin:	That's right.

Joe Burgess:	Yes, so the ranged forecast is to something just short of that to into the middle 40s.

Arnie Ursaner:	Thank you very much.

Joe Burgess:	You're welcome. That was not quarterly guidance, by the way.

Operator:	Thank you. Our next question comes from the line of Jonathan Ellis from Bank of America Merrill Lynch. Your line is open.

Jonathan Ellis:
Thank you.  The first question; let me talk – let me first start with NAR.  Joe, I think last quarter you talked about and perhaps because of the weather it may be hard to sort of disaggregate these factors, but you had talked last quarter about project execution issues.  And I think at that point you said about two-thirds of them have been resolved.  Can you just update us on whether those project execution issues could be a lingering impact in the second quarter?  And were there any new project write downs in the first quarter?  Again, independent of weather?

Joe Burgess:
Nothing significant, Jonathan.  Again, we were managing a lot of small diameter work, a lot of small order size projects, so we certainly had some cost overruns that are represented by you're trying to do a project on a Monday through Thursday, and you get halfway through Tuesday and then you have to shut the project down.  I think we probably cost ourselves some money, frankly, trying to do too much in some of the more difficult weather conditions, but nothing significant or even remotely approaching the scale of some of the issues that we were talking about last summer when we did not perform well on some larger diameter work.

Jonathan Ellis:
OK, and just the – when you talk about the bids that are out there, and I appreciate your commentary about the 30 percent or greater than 30 percent of the work being larger projects, but independent of the mix of projects, are you seeing any difference and maybe you'll get a better sense as you actually go forward with the bids, but in terms of competitive pricing?  Given the challenges that probably faced all contractors in the first quarter, is it plausible that you see much more aggressive bidding on these projects that are coming up in the next few months?

Joe Burgess:
I guess the best point of reference that we would have for that would be our April acquisitions, and I think that our contracting margins in those acquisitions have held up pretty well.  Now, again, this is – we have not kind of gotten into some of these larger project opportunities that we'll be looking at really across the board.  I mean we have – as I'm scanning the bid table, at least we have opportunities really across all of our regions, inclusive of the west, which is a market that's slumped a bit for us towards the tail end of last year.

So you can get – I guess what I'm saying is on some of those larger projects because you have the opportunity to base load a number of crews, you can get some pretty aggressive pricing, although I think the good news is that is really where we believe our competitive advantage is related to price, certainly because of the vertical integration of our manufacturing platform and then our ability to do better on resin and fuel pricing than our competitors because of scale come to bear more often.

But I think it's fair to say that it's been competitive but we've not seen anything that would approach price slashing or contractors out there taking work just to kind of cover fixed cost or anything like that.

Jonathan Ellis:	Got it. OK, and then just another question on NAR is just – and I think if I heard you correctly, you said that you think EBIT now can be flat year-over-year in NAR, is that correct?

Joe Burgess:	I think we're going to do modestly better.

Jonathan Ellis:	OK.

Joe Burgess:
Again, I think we put together a ranged forecast, obviously, based on some factored acquisitions, based on historical success rates, and then things that we can do to both increase our order intake, and then Chuck and his team are coming out of the first quarter and figuring out how we most quickly kind of get back from a 60-crew structure to a middle-70s crew structure so that we can start to take advantage of the summer construction months.  So that ends up, that probably puts us in a $5 to $7 million earnings range around NAR, so what I said is I think we'll be modestly better than what we did last year.

Jonathan Ellis:
OK, and just to be clear on that modestly better outlook, is that predicated on some revenue growth, as well?  I think previously you had guided the 5 to 6 percent revenue growth for NAR, do you still feel that some revenue growth is achievable?

Joe Burgess:	Yes.

Jonathan Ellis:
OK, OK, great.  Just on – in Asia, to be clear, I know that you talked about some of the opportunities or what you're seeing thus far in Australia and Singapore and Hong Kong.  Just when you sort of blend all those factors together, I think you had previously talked about 30 percent revenue growth in Asia and higher margins in 2011 relative to 2010.  Has that changed given the progression in India?  And also can you just help us understand what are you now factoring in from India for the balance of the year?

Joe Burgess:
We've factored in some success on the projects, Old Rhortak and Shakurbasti, not needing to capture all of that to hit our targets but expecting to capture roughly 50 percent of that work was in our original plan.  The work is about two months kind of behind the original announced schedule for the bids, which makes it two months ahead of schedule on India time.  And we feel good about our ability to capture that.

As I also addressed in my remarks, we've ground through some changes in the way we're approaching that joint venture structure over there, kind of leaving everything kind of outside of the tube supply and the special contracting event for CIPP, and the technical services that are around that to SPML and our contracting partners, and that's really all of the work, if you will, that goes on in just what I'll call the local Indian environment.  And I think that's producing both more efficient bids and I think more efficient work product once we get to the bids.

So we're happy that those are out.  We think that there's bid work behind that in Delhi.  I mentioned we're just now starting to get into the lining on our work in Utter Pradesh, and after kind of a long, slow slog on technical presentations in Mumbai, we expect to submit our first bids there during the second quarter, not nearly in the range of dollar amounts as we've seen in Delhi but good-sized bids in their own right.

So, again, we think we're making progress there, but obviously our success in 2011 and beyond is heavily dependent on us recapturing some momentum with awards in the Delhi market.

Jonathan Ellis:	OK, so to make sure I'm clear on this then, capturing some of that business is necessary to reach the 30 percent revenue growth you had previously laid-out in Asia?

Joe Burgess:
We have an emerging counterbalance to India in Australia, where that market has grown more rapidly than we expected.  Again, we've done very well in Sydney, but we've been able to branch-out.  I mean I think two years ago we were doing $4 or $5 million there, David?  And we should finish north of $20 million, and that's giving us a bit of a balance against some continuing delays in India.  But I think it's fair to say if we were shut out on these Delhi projects, it would be difficult to hit that 30 percent growth target.

Jonathan Ellis:
OK, that's helpful.  And then just my final question, on the Energy and Mining business, again to make sure I'm clear, I think – I understand your viewpoint on Corrpro and UPS for the balance of the year.

Just on Bayou, does your outlook suggest that you expect Bayou to show flattish revenue trends for the year?  I think you mentioned last quarter that you need to see $20 to $25 million of additional orders to get to your targeted level for the year, so maybe you can just help us understand where orders stand now and then what that ultimately is translating to in terms of your expectations for revenue for Bayou for the full year?

Joe Burgess:
Really haven't changed.  I would say it's flattish to modestly down.  Again, there's, as I said in my remarks, there's – what we call Bayou actually is a mix of a number of businesses.  So just kind of ticking them down.

The New Iberia facilities enjoyed a pretty good first quarter, even though working with some smaller diameter stuff, they are focused now on a major order which we announced some time ago in air products, and that needs to pick up some more – that'll take them certainly into the third quarter, and then they need to pick up some orders to fill out the balance of the year, some reasonable activity in the bid funnel, but I think that's an area that you would say demonstrates a little bit of softness.

Our Baton Rouge facilities, very good in the first quarter, based on finishing up some booked orders from last year that spilled over into the second quarter, that spilled over into the first and somewhat into the second quarter, and then also a high level of in-house activity from the Stupp mill.  Their prospects look pretty good for the balance of the year.

Our Canadian operation, which performed very strong last year, opened up very good, has pretty good backlog, and just has a very robust bid table.  In addition to that, last year and this year all of our earnings, all of our revenue and earnings were based on coatings work.  There, of course, we're in a partnership with Perma-Pipe and we are finishing up the polyurethane foam insulation line, which is going to allow us to participate in the insulation markets in Canada.  So we expect very, very strong position, very, very strong performance from that business.

And then the ancillary businesses, specialty coating, CCSI, and the welding businesses are performing as we planned them to this year, which is probably 10 or 15 percent better than they did last year.

Jonathan Ellis:	Great. Thanks. Appreciate it.

Joe Burgess:	Sure. Thank you.

Operator:	Thank you. Our next question comes from the line Jeff Beach from Stifel Nicolaus. Your line is open.

Jeff Beach:	Yes, good morning, Joe.

Joe Burgess:	Good morning, Jeff.

Jeff Beach:
Focusing a little bit more on the – on your energy markets, particularly in Bayou and Corrpro in North America, can you describe the visibility you see looking out into the second half of the year?  Is there robust activity that suggests a stronger second half or are you still watching to see if that's going to develop out?

Joe Burgess:
Well, I mean across the E&M platform, we feel like we'll have a very strong second half, and we think that business will be significantly more profitable in '11 than it was in 2010.  I mean the answer I just gave related to Bayou, just was describing across all of those Bayou businesses the strengths and weaknesses of the market position based on really on where those fixed asset facilities are.

But in the main, when you combine UPS, Corrpro and Bayou, we expect those – well, they opened with a pretty strong first quarter, and we expect them to do much better than they did in 2010, which of course was pretty good performance in its own right.

And we talked about Bayou with the previous question.  Corrpro again opened the year pretty well.  This is the slow time of the year primarily in the U.S. market.  Again, they had some modest weather impacts, and their business tends to build, but the backlog is very strong.  I think Corrpro is also doing a nice job changing the mix of its backlog towards more higher value engineering services.

The Canadian business opened very strong with good margins and also has a very strong backlog position, so that it should accelerate throughout the year.  A little bit of weakness in international opportunities, although Corrpro has successfully retained contracts in Kuwait and is working on developing a substantial number of bids to penetrate the Middle East market.  So as I closed with Corrpro, we expect it to have a record year for both revenue and profitability.

And then, of course, UPS has produced a record quarter in the first quarter.  I can tick through its markets.  Very strong in Canada, best quarter in the history of the Company.  As expected in the U.S., although backlog is very strong in the U.S. and Mexico, we continue to work on the large order in Posa Rica.  We also have finalized our contractual arrangements with the acronym, again?  ITS, which is a procurement arm of Pemex.  And we're pretty excited about that because we think it's going to make it much easier for the operating divisions of Pemex to buy Tite Liner® and eventually Corrpro services.  So we expect continued growth out of the Mexican market.

Record revenues in Chile, record backlog in Chile, so very good.  I mentioned also that we recaptured and doubled the size of a project, a mining project that we have going on in Australia, and that project, which we did a little bit of work on in 2010 and then because of some contracting issues above us, it got stalled but we're back into that project and they've decided to do another pipeline, so it's essentially doubled the value.  And that project will kick-off really here in May.

And then the bid table for UPS is very, very strong across both Energy and Mining sectors.  So I think we've been pretty consistent in saying that it would have another record result this year, and I think, so far, our prospects are really beyond those expectations.  It looks like a very big year for UPS.

Jeff Beach:
OK, and the second question, you're down a good bit in the first quarter, looking to be flat to up moderately in the second quarter, what has to happen for you to come in at the high end of your EPS range in 2011?

Joe Burgess:
We have to be very successful at the bid table in NAR during the second quarter.  That's – if you look at the risk position of the other business centers, I mean, I just talked about E&M, I think you're looking at business there where a lot of work is in-house or, as I said, we feel very good about Corrpro.  A little bit of softness on the back half in New Iberia, but again, we think other aspects of Bayou businesses have some strengths to offset that.

So we feel like Asia-Pacific and Europe are on pace to contribute to gains, that we need them to contribute to meet our target.  So basically, the first quarter's slow start for our North American Sewer Rehabilitation business puts us in a position of needing to take advantage of the large bid table we see in the second quarter to build our backlog and get back, to get the 15 or so crews that we hobbled because of the weather in the first quarter back in the field and putting tube in the ground.

Jeff Beach:	All right. Thanks, Joe.

Joe Burgess:	Thank you, Jeff.

Operator:	Thank you. Our next question comes from the line of Eric Stine from Northland Capital. Your line is open.

Eric Stine:	Hi, everyone. Thanks for taking the questions.

Joe Burgess:	Good morning.

Eric Stine:	Just wondering, first, bookkeeping, just for UPS, Bayou, and Corrpro, could you just give revenue, gross profit, and backlog for each?

David Martin:
Sure, Eric, this is David.  I'll take that.  Revenue for the first quarter: for UPS, $27.4 million; Corrpro, $41.3 million; Bayou, $26.7 million.  Gross profit: UPS, $8 million; Corrpro, $9.6 million and Bayou, $5.5 million; backlog for UPS, $57.4 million; Corrpro, $61.7 million and Bayou, $28.6 million.

Eric Stine:
OK.  Thanks a lot.  In light of that UPS number, is it fair to say that you expect that to be higher than what you talked about on the last call?  I think you said 20 percent to 30 percent year-on-year growth?

Joe Burgess:
Yes, I think we're right there at 20 to 30 percent.  I mean, obviously $27 million in the first quarter is a big number for that business.  I mean it's had years it didn't do $27 million, so that's a big number.  And David just gave you the backlog figures.  And the bid table is very strong.  And, of course, we're hoping to accelerate that with the enhanced exposure to a lot of accounts in the Asian markets, which we had been exposing Tite Liner® to but that's – we think this will be a much faster pace, obviously.

Eric Stine:
OK, and maybe just turning to margins, beyond NAR, I just wondered if you can go a little more in depth into some of the margin, the mix issues in the other segments, just details and maybe things that give you confidence that those return to more normalized levels as the year progresses?

Joe Burgess:
Well, taking UPS, we had a disproportionate amount of revenue in the first quarter because of work that we're doing in our South American business.  That's an area where we tend to – we have general contracting elements and have typically seen lower margins than we do in the balance of UPS' business.  We expect that mix to normalize throughout the year and kind of return to what we've traditionally seen.  Primarily with certainly the pick-up in the U.S. business and also the restart on some of the international projects which, like Australia and some other opportunities that we think will restore the mix.

Corrpro had a couple of things going on, some – a slower start to margin in the U.S. business.  Some of that due to some stranded fixed cost.  Of course, the Corrpro business also is, particularly in the U.S., has a fairly heavy contracting element, so we had some modest fixed cost issues in the first quarter in the U.S. business, inability to work on some of the design build contracts, as well as a shift to some of the lower value material sales.

And, again, David could color this for you after the call, but we have a broad book of material sales within Corrpro and for a variety of reasons just ended up with a larger mix towards the lower margins as opposed to higher value anodes and rectifiers, for example.  But we don't expect that to persist.  There's been a pretty steady mix of what products that business sells over the course of the year, but that manifested in the first quarter, anyway.

Bayou, New Iberia is working on smaller diameter projects. They're now on to air products, which is a larger diameter mix which we expect to produce better margins on a go-forward basis.

Eric Stine:	OK, and then you're up, is it more – I think you indicated there were some projects in France, are those projects that are winding down, you're getting on to higher margin projects?

Joe Burgess:	Really, really cleaning out some of the older work in France and that basically drove that.

Eric Stine:	OK, and then Asia-Pacific it's just – it's getting through some of the legacy India work and hopefully getting on to these new ones, which I presume are being bid with better margin profile?

Joe Burgess:
Well, I mean we couldn't bid them any worse margin profile, so the – yes, what's going on in India is we're cleaning out the old Jail Road, which of course, based on the commercial issues that we described last year, we really wrote that project down to zero gross margin.  So, we're really working there to cover, on those projects to cover fixed cost but then really to get through the billing cycle so that we can capture the receivable, which we've made a lot of progress on.  That was one of the kind of the I guess I'll say invisible successes that's kind of going on in India.

But, right, and so what's coming out now as we start to get into the shot schedule on Utter Pradesh, that has higher margins, we should start to see that.  And then hopefully, we will be successful in capturing large portions of the work that's currently under bid, and those are bid at – those are being bid at attractive margins.

Eric Stine:	OK, thanks a lot for that. And just a last question for me, any thoughts on CapEx related to these joint ventures, especially the one in New Iberia?

Joe Burgess:
It's too early to say.  We have some – oh, it's just too early to say.  If you look at – but we need to – we obviously need to develop some capability on deepwater insulation, but we have not had the opportunity as yet, although that will happen next week, to kind of sit down with Wasco, look at the facilities in New Iberia, look at assets that we have there that can be utilized in those types of manufacturing facilities, and then also look at the actual physical layout and the logistics so that we can develop those facilities intelligently so that they work with certainly the other coding operations that are there.

These are not huge ticket items, though.  I mean I think across both – all of those insulation products I would say your probably total investment would be $10 million to $12 million, and so it's basically a 50-50 partnership, so you're probably looking at half of that.

Eric Stine:	OK, thanks a lot.

Joe Burgess:	Sure.

Operator:	Thank you. Our next question comes from the line of John Quealy from Canaccord. Your line is open.

John Quealy:
Hi, good morning.  Just to come back to the backlog and the visibility issue, and there seems like there's all good reasons for a lot of the moving parts of the business, but this is the fourth quarter of lower backlog sequentially.  Why keep the guidance at where it is?  Obviously, there's a lot of things outside your control, why not make it easier for yourselves and for holders just to lower the guidance?  There's clearly value in the Company but why stick to this guidance, it seems tough?

Joe Burgess:
Well, because we think we can achieve it, would be the simple answer.  It's a fair question, though.  I mean we've obviously spent a lot of time here.  When I was making my year-end remarks in February, we certainly had probably half of the quarter booked and certainly saw significant issues within NAR that was going to – and said at the time that would have difficulty matching our first quarter of last year.  And then, of course, the weather stayed bad and the results in the North American business ended up being what we're discussing today.

But, having said that, OK, we've looked at our current backlog position and then our bid table, and we think we have a pretty good handle on pricing in the marketplace and a pretty consistent ability, we've been able to maintain our share position in the marketplace and that suggests what our acquisitions will be over the next six months, when the bulk of this bid table will play out.

So when we put that together and put some sensitivities around that, it suggests a solid recovery for the North American business based on the visibility that we have on that bid table.  As I said earlier, we're equally encouraged that the bid table is manifesting in larger projects, which I think if you look over the last couple of years, we've had great success in executing versus having to manage the business under scenarios of shrinking order size, which puts a lot of strain on our operating expenses and systems. So I guess I can tell you, we've spent a lot of time on that, and we believe we'll be within that guidance.

John Quealy:
OK, thank you, Joe, for that.  And then just the last question I have is, when you look at the CIPP business globally, obviously with an emphasis on North America, and then Energy and Mining, have you seen any instances of competitors acting irrationally with regards to price or margin?  Can you just comment on what you view as the competitors or the environment that you're dealing in right now?

Joe Burgess:
I would say on the E&M side, almost never.  Again, tend to be larger – well, take the businesses – UPS tends to operate in a technical performance envelope, so once a technical decision maker has kind of made the decision to go with that lining product, there are relatively few competitors to start with – once that decision is made for that alternative and then you operate at a price point within that technical envelope, so you don't see a lot of price pressure there.

Bayou's businesses are competitive but you also negotiate a lot of work.  Work comes to you based on the location, certainly, as well as your ability to logistically handle orders and support the other aspects of the pipeline development process.

Corrpro, smaller order size.  They can end-up competing in local markets against local players, that can put some price pressure on, but we also have a breadth of service and a quality of corrosion inspection personnel and engineering that we think commands a premium in the marketplace.  So we really don't see a lot of – I don't think we see a lot of destructive pricing there.

And I think we – when you go to the North American business, I think we've been pretty consistent here.  You can see aggressive pricing in a lot of these small orders, and so as the market drifts down to a lot of these small lot jobs, you can see crossovers into the market from other – from firms that have a base business that has other primary construction capabilities.

So I don't know if it's destructive pricing, as when we see a lot of new entrants in our market, you get kind of unintelligent pricing, where they either don't understand what it takes to mobilize and set-up all the ancillary interfaces with the client to execute this work.  And so from time to time, that can create some price pressure.  But on balance it's pretty rational.

John Quealy:	All right. Thanks very much.

Joe Burgess:	Sure.

Operator:	Thank you. Our next question comes from the line of Liam Burke from Janney Capital Markets. Your line is open.

Liam Burke:	Thank you. Good morning, Joe.

Joe Burgess:	Good morning, Liam.

Liam Burke:
Joe, you talked about business in the West and at NAR winding down, and in the first quarter having to reduce overhead in that space, and then you talked about bid activity picking up in the region, I'm assuming for the second half of the year.  Are you going to have any problems actually reallocating resources to that part – for that part of the country?

Joe Burgess:
I don't think so.  We obviously – the West region towards the end of last year, coming off, by the way, a couple of really an 18-month period of just spectacular backlog and execution.  I mean we had – were on a great run with project awards in Clark County around Las Vegas, and picked up almost $25 million worth of work in Sacramento.  And so the major reason for the decline in the West was those two clients and a couple of others, Denver, for example, coming off big periods of spend and now where they were in their cycle with consent decrees and required performance not at those levels of capital spend.

So that combined with what we would just – what I think I described as just general softness, the West seems to be the area where municipalities are most hesitant about in a number of those key markets – Phoenix, the California market, I mentioned Denver, now Vegas – they've been most hesitant to release projects.  And when they did release them, they were releasing very small orders.  Not really intuitive, by the way, with the way capital spending is funded in a lot of these markets but that became kind of a reality, so that's why we took some steps to reduce crew count and lower operating expenses in those markets.

Now what we see in the next couple of months is, I wouldn't call it a robust return across the board in the West, but we do see a return in some of those key regional markets.  Expect significant activity in Hawaii, which has been a strength for our business over the years, and a little bit of a return in investment in Las Vegas, and a little bit of a return of some project activity in California, which has been a market that really has been pretty dark over the last four or five months.

But all in kind of order projects, Liam, that are reasonably substantial, so we won't be there trying to put crews on the ground and then have to try to capture 15 or 20 projects to keep them supported.  There seems – the bid table that we're looking at suggest some significant project opportunities which would allow us to put some resources there to service that project work.

Liam Burke:	Thank you. And, David, is there any change to your full-year CapEx outlook?

David Martin:
That's actually a little bit lower at this point given the amount of crews that we already had on the ground in NAR and our expectations for growth across the board in Energy and Mining that was already in our plans.  So we came into the year expecting around $30 million of CapEx.  I expect it to be a bit lower.

Liam Burke:	Thank you.

Operator:	Thank you. Our next question comes from the line of David Rose from Wedbush Securities. Your line is open.

David Rose:
Good morning.  I have a couple questions.  You haven't discussed historically much or if you're able to now, but maybe you can break-out your material costs or costs of materials in this year versus last year, what that component was of your cost of goods?

David Martin:	Well, material costs normally are in the range of 30 percent of our total cost of a project.

David Rose:	But you don't have an absolute number to give us some sort of indication of inflation, increases in …

Joe Burgess:	Well, we certainly can offline – I don't – we don't have that with us here.

David Martin:
I don't have it in front of me, David, so we can certainly talk about that later, but in general it's perhaps – it's very difficult to give it to you off the top of the head because there's a lot of moving factors in that.  In fact you know with the smaller diameter in the first quarter, for example, materials were probably a little bit lower because of that.

David Rose:	OK, in the last quarter you had indicated that you did not see any material impact from rising input costs, that remains the same?

Joe Burgess:
Well, I think what we said is I mean we're certainly seeing rising costs – resin, fuel, and in felt.  What we said is we also think that we're able to price them so we don't think that the acceleration in those costs has been so high that they're kind of creating any material penalties within the framework of our backlog.

David Rose:	OK, so none of that we saw in the first quarter, this is all fixed cost absorption?

David Martin:	That's right.

Joe Burgess:	That's right.

David Rose:
OK, and then if you could, can – on the crew days, I believe in your comments at the end of the quarter, at the end of the fourth quarter when you provided guidance, I believe you said 300 crew days were lost last year.  The number I have on this call is 200, is that correct?

Joe Burgess:	Two hundred is correct.

David Martin:
The 200 is correct.  I mean that's – call it the weather, we certainly had more crew days lost due to other factors, such as equipment maintenance and so forth, that 300 was probably all in with all of that.  And this year the number is significantly higher than even 400 if you include all of that equipment.

David Rose:	So how are we defining crew days lost then, by weather?

David Martin:	By weather, it's just strictly weather impacts on those crews, they did not work.

David Rose:	OK, and was there any repair work done in this quarter? I know last year you had I think about a million dollars in charges or expenses related to?

Joe Burgess:	About the same.

David Martin:	I would say a similar range.

Joe Burgess:
Yes, there's really no avoiding that, I mean the winter months, whether they're stunningly low production like this or kind of a normal environment is when we have most of our equipment available to do maintenance, so if you – that would not be an area where you would want to save money because then you would not have that equipment available for the high production second, third, and early fourth quarter production months.

David Rose:	OK, and then last two questions. On the margin side, can you provide us a little bit more guidance on the margins for energy, what your expectations are for at least the gross profit side?

David Martin:	Certainly, I believe a return to the high 20s is where we expect it to be.

David Rose:	And that's starting in Q2?

David Martin:
Yes, sure.  I mean, obviously, Corrpro being one of the lower margin areas, this quarter it was particularly due to their seasonality and the U.S. business being certainly hampered by weather, as well.  So you should see it returning there.  And the margin profile for the UPS businesses given the fact it was predominantly almost half of the revenue was in South America this quarter, that, you'll see a mix change back to the normal range in the quarters going forward so.

David Rose:	And is that only specific to Chile or is that anywhere?

David Martin:	It's pretty much anywhere in South America. The contracts are generally the same in Brazil and Argentina.

David Rose:	So if we see some big project wins in those areas, we should expect lower margins?

David Martin:	Yes, you would expect to see margins in the range of 20 to 23 percent in those areas, whereas we see 30 percent plus in our domestic markets.

David Rose:	OK, and, lastly, any comments on the tax rate?

David Martin:	We believe the tax rate will be in the range – well, it was 27 percent this quarter, the full expectation for the year is in the 30 percent range.

David Rose:	And the reason for the lower tax rate again?

David Martin:	Oh, just, I mean if you look at the number, the difference between 27 and 30 percent is pretty small, it's just a few items of adjustment in our reserves.

David Rose:	OK, great. Thank you very much.

Operator:	Thank you. Our next question comes from the line of Glenn Wortman from Sidoti. Your line is open.

Glenn Wortman:	Yes, good morning, everyone.

Joe Burgess:	Good morning, Glenn.

Glenn Wortman:	Just ask about your guidance a little differently, to hit your guidance range what top line and gross margin assumptions are built into your forecasts for NAR?

Joe Burgess:	Well, I think that, as we said, we expect just some modest revenue growth kind of despite the slow start to the year, and we would expect margins similar to 2010.

David Martin:	For the balance.

Joe Burgess:	For the balance of the year.

Glenn Wortman:	OK, and then just what market factors accounted for the depressed bid table in the first quarter and then the stronger bid table in the second quarter, do you think?

Joe Burgess:
Well, the first quarter is never the best bid table work, but we expected it to be stronger than normal mainly because the fourth quarter was not as strong as we normally see, so we've seen some bid deferral, slippage, if you will, and then as I said in my remarks, you can't blame a slow bid table on the weather but it did seem to us that as communities dealt with the severe impact of these storms, pushing out the next $3 million tranche of sewer rehab work just didn't seem to be at the top of their list in a lot of circumstances.

So you're seeing – we're seeing in the second quarter a bulge, if you will, of some of these projects that have been delayed over the last three, four months, as well as the work that is – that was planned to be done in 2011 based on the capital planning and the consent work that communities are focused on.  So, and the good news is that what we saw in April and it may stay true to form, so while you always have to expect some level of delays it does appear as if the bid market is returning.

Glenn Wortman:
OK, and then just, lastly, on drinking water, can you just – I missed some of your opening comments, but can you just update us on your expectations for 2011 and just then your long-range goals for that business, have they changed, at all?

Joe Burgess:
The long-range goal for the business has not changed.  We've been focusing on commercializing InsituMain® across a range of pressures and diameters.  We've been focusing on increasing our cost efficiency, which really relates to how many shots we can do in a particular timeframe and then how efficient we can be within the re-tapping function.

So our business, so what happened last year, of course, is we did basically the same revenue but I think it was really better than that because almost all of that revenue was InsituMain®, which we think is a product that will have some legs for us.  We've really over the last 15, 16 months achieved over 130 installations, and while we did not see it in the first quarter, we actually have a pretty robust bid table there.

We picked up several orders in April.  As I said in my remarks, we expect to be bidding between 8 to $10 million worth of work in the May, June timeframe, and then the third quarter both in the Canadian market and in some regional markets in the U.S. looks very strong.

So the exciting thing about that market is it's been very sporadic as I think we went through the demonstration phase of our product, but now it looks – the bid table is starting to look much more consistent.  I describe it as $6 to $7 million a month, whereas we used to get a decent sized project and then you might wait many months.

So there seems to be a – and I think based on the level of the work that we've put in to demonstrate the product and to get it approved in a wide range of states and municipalities, we're starting to see a steady stream of bids and project opportunities.  And once we get that, we're, of course, very confident that we'll be able to capture our share of the work, and that should only get better as we go through time and increase our cost effectiveness with the product.

So our early goals for 2011 for the Water business were to double the revenues, so from mid-teens to 30ish, and we greatly reduced our loss last year and we expect the product to be profitable this year, and I think we're in the same – we believe that will happen.

Glenn Wortman:	OK. Thanks for taking my questions.

Joe Burgess:	Thank you.

Operator:	Thank you. Our next question is a follow-up from Jonathan Ellis of Bank of America. Your line is open.

Jonathan Ellis:	Sorry, just one very quick question. On the $30 million projects that you said you won in April in NAR, is that correct, did I hear that?

Joe Burgess:	To date.

Jonathan Ellis:	To date, yes.

Joe Burgess:	Yes, there's still another week left in April.

Jonathan Ellis:
Of course.  But my question is those $30 million of projects what is that as a percentage of total bids?  Is it around your average market share of 50 percent, and I guess then is there any reason we can't then extrapolate whatever that share is to the $220 million of bids that are coming in May and June?

Joe Burgess:	It's about the same. The win rate is – the win rate by dollars was consistent with our normal 45 percent to 50 percent.

Jonathan Ellis:	OK. Thank you.

Joe Burgess:	You're welcome.

Operator:	Thank you. I show no further questions in the queue and would like to turn the conference back to Mr. Burgess for closing remarks.

Joe Burgess:
Well, again, thank you for taking the time to be on the call.  We appreciate your interest in Insituform and we appreciate your questions.  And, as always, David and I will be available for additional questions or to provide additional detail and color as we start to look at this information.

And I'll just close by saying it was obviously mainly due to the weather, it was a difficult – it was obviously a difficult first quarter, primarily for our North American business.  But I want to emphasize again that as you might expect, we spend a lot of time kind of parsing through what we can expect to achieve over the last nine months of 2011, and when we studied those prospects and then matched them with what we think our execution capabilities are, we believe we're going to be within that guidance range, which is why we've taken the decision to confirm it.

Obviously got a lot of work to do, and the difficult first quarter kind of brings into concern potential weather as you get later in the year, but the sensitivities that we ran cause us to believe that we're going to be within that guidance, which is why we've confirmed it.

So, thank you, and look forward to talking to you in the future.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program, and you may all disconnect at this time.

END